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                                                                    EXHIBIT (99)
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the first years(R)

FOR IMMEDIATE RELEASE

Contact:  John Beals
          Senior Vice President, Finance and Treasurer
          (508) 588-1220

                 THE FIRST YEARS INC. SETTLES PATENT LITIGATION

Avon, MA, December 28, 1999 - The First Years Inc. (NASDAQ: KIDD), a leading marketer of products for infants and toddlers, today announced settlement of a patent suit brought against the Company earlier this year. Ronald J. Sidman, Chairman, President and Chief Executive Officer, said, "The settlement was negotiated to remove any uncertainties of a trial and to avoid future legal costs."

The settlement of $1,450,000 was reached with two inventors, who had claimed a patent infringement regarding a valve on the Company's line of "spill-proof" cups. Mr. Sidman said "The settlement allows The First Years to continue its leadership role in the marketplace with the newest and most advanced technology. He stressed that the settlement reflects "no wrong doing on the Company's part." The charge for this settlement will be included in 1999 fourth quarter results.

"The one-piece spill-proof cups will continue to play an important role in The First Years worldwide product line," Mr. Sidman said. The First Years Inc. is a leading marketer of products for infants and toddlers with three distinctive brands: The First Years(R), "Winnie the Pooh," licensed from Disney
Enterprises, Inc. and "Sesame Street," licensed from Children's Television Workshop. The Company's extensive product line includes more than 300 items including the Feeding & Soothing, Play & Discover, and Care & Safety categories.

Certain statements in this release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words: believe, expects, anticipates, intends, are confident, estimates and similar expressions which by their nature refer to future events. Actual future results may differ materially than those anticipated depending on a variety of factors which include but are not limited to continued sales of, and the technology related to spill-proof cups and the additional risk factors contained in Exhibit 99 to the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undo reliance on these forward-looking statements which speak only as of the date hereof. The Company assumes no obligation to update the information contained in this press release.